Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2015, in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-199999) and related Prospectus of Unum Group for the registration of senior debt securities, subordinated debt securities, preferred stock, depositary shares, common stock, warrants, stock purchase contracts, units, and preferred securities.

/s/ Ernst & Young LLP

Chattanooga, Tennessee

June 24, 2015